Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 91 to the Registration Statement No. 811-02546 on Form N-1A of Fidelity Commonwealth Trust, of our report dated November 18, 2005 appearing in the Annual Reports to Shareholders of Fidelity Strategic Real Return Fund for the period ended September 30, 2005.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information, which are a part of such Registration Statement.

/s/Deloitte & Touche LLP
Deloitte & Touche LLP
Boston, Massachusetts
November 25, 2005